EXHIBIT 10.3

October 12, 2010

William Boyle
207 7th Street
Vandling, PA 18421

Dear Mr. Boyle:

In anticipation of the closing (the “Closing Date”) of the contemplated merger of Comm Bancorp, Inc. (“CBI”) with and into F.N.B. Corporation (“FNB”), the parties hereto agree to the following terms and conditions:

1.	It is acknowledged by FNB, CBI and William Boyle that this Agreement is intended to be a supplemental agreement and not an agreement to be substituted for the Executive Employment Agreement (the “Employment Agreement”) dated October 1, 2001 as amended entered into between CBI and William Boyle.

2.	It is agreed by the parties as an accommodation to the Merger that William Boyle shall not receive payments until the termination of his employment which termination shall occur at the earlier of:

a)	March 31, 2011; or

b)	the date upon which FNB converts CBI’s core processing system to FNB’s system; or

c)	the date of an involuntary termination of employment by FNB without cause, cause to be defined as set forth in Employment Agreement; or

d)	the date of your termination of employment as a result of your death, Disability (as defined below) or in order to attend to a Family Emergency (as defined below).

Upon termination, FNB shall be obligated to begin the severance and change in control payments in accordance with the Employment Agreement.

William R. Boyle

October 12, 2010

3.	During the term of this Supplemental Agreement, CBI and FNB agree to continue to employ William Boyle at a) his current base salary and b) with the same employee benefit structure of similarly situated employees until his termination as set forth herein above. Should FNB terminate William Boyle prior to the conversion date of CBI’s core processing system to FNB’s system or March 31, 2011 whichever is earlier, without cause, as defined in the Employment Agreement, FNB shall pay William Boyle his current base salary through conversion date or March 31, 2011 whichever is earlier, in addition to any payments due under his Employment Agreement.

4.	William Boyle hereby agrees and acknowledges that any tax imposed on the officer pursuant to Section 280G or 409A of the Internal Revenue Code of 1986 in respect of any such change of control or severance benefit shall be the sole responsibility of the officer and neither CBI nor FNB shall have any liability or responsibility for any such tax liability.

5.	For purposes of this supplemental agreement, (I) Disability shall mean the inability to engage in any substantial gainful activity or the receipt of benefits under the CBI or FNB disability plan as a result of a medically determinable physical or mental impairment that is expected to result in death or continue at least twelve months; and (ii) Family Emergency shall mean a “serious health condition”, as provided by Section 101(11) of the Family and Medical Leave Act (FMLA), with respect to your spouse, child(ren) or parents.

6.	Except as otherwise specifically provided in this supplemental agreement, all of the terms and conditions of the Employment Agreement, including medical and/or disability benefits, if any, shall remain in full force and effect.

7.	If the foregoing correctly sets forth our agreement, please sign and date both enclosed copies of this letter and return one copy to me.

Sincerely,

/s/ William F. Farber, Sr.
William F. Farber, Sr.
President and Chief Executive Officer

/s/ William Boyle
William Boyle

Date: 10/12/10